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                                                                    EXHIBIT 10.2

                                  May 17, 1998

VIA TELECOPIER (81) 3-3432-0916

Mr. Matt Taylor
5-31-7 Kubo Building
Shinbashi, Minato-Ku
Tokyo, Japan 105

                    Re: RMS TITANIC, INC. EXHIBITION IN JAPAN

Dear Matt:

         In furtherance of our discussions, I am writing this letter to set forth the proposed terms for the presentation of an exhibition (the "Exhibition") by Titanic Exhibition Japan Inc. ("TEJI") in association with RMS Titanic, Inc. ("RMST") of Titanic artifacts in Japan commencing on or about July 20, 1998 and ending approximately July 1, 1999, as follows:

         1.       The exhibition will be presented at the following venues:

                  CITY                               DURATION

                  Tokyo                              32 days
                  Yokohama                           48 days
                  Kyoto                              60 days
                  Kobe                               30 days
                  Hiroshima                          30 days
                  Sapporo                            30 days

         The exhibition will include approximately 200 artifacts recovered by RMST from the Titanic (the "Artifacts"), the selection of which shall be jointly agreed upon by TEJI and RMST in consultation with Stephane Pennec of LP3 Laboratories in Semur en Auxois, France. TEJI agrees to pay $321,000 U.S. for the conservation and restoration of such objects on terms and conditions to be agreed upon with Mr. Pennec.



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         3. TEJI will be responsible for payment of and liability for all
"Project Expenses," which shall be defined as all costs and expenses of every kind and description incurred in establishing, presenting, transporting, breaking-down, setting-up and operating the Exhibition up to a maximum budget of $3,466,776 U.S. (based upon a currency conversion rate of 125 yen per U.S. Dollar) as set forth in a certain document entitled "Titanic Exhibition: Detail in Japan" dated April 14, 1998, including, without limitation, design and fabrication of the Exhibition, packing, insuring, and transporting the Artifacts to and from the Exhibition venues, and marketing the Exhibition.

         4. RMST shall receive a minimum of $3.00 U.S. per person who attends the Exhibition, with such $3.00 U.S. per person to be deposited directly into a segregated bank account for the benefit of RMST on a daily basis, as such ticket revenues are received by TEJI. It is the understanding of the parties that ticket sales will be made through authorized ticket agents who collect payments from the sale of tickets and who then remit such revenues, less commissions, to TEJI. TEJI shall furnish to RMST copies of all reports of ticket sales received from ticket agents within forty-eight (48) hours of the receipt thereof by TEJI. Neither party shall have any rights or authority to borrow against, lien, pledge, hypothecate or otherwise encumber any proceeds from the sale of tickets while such proceeds are in the possession of or under the control of any ticket agent or any other time prior to the distribution to RMST of its share of such proceeds in accordance with the terms of this Agreement.

         5. In the event that Profits (as defined below) from the Exhibition exceeds the amount paid to RMST pursuant to paragraph 4 above, RMST shall receive fifty (50%) percent of the Profits, less the amount paid to RMST pursuant to paragraph 4 above. For purposes of this paragraph, "Profits" shall mean the excess of all Revenue (as defined below) over Project Expenses. For purposes of this paragraph, "Revenue" shall mean and include the aggregate of:
(a) Ticket Revenue, which shall include all sums generated by ticket sales at the Exhibition and through authorized ticket sale outlets, minus sales tax, credit card fees, and check verification fees; (b) Merchandising Revenue, which shall include all revenues derived from the sale of merchandise, food and beverage at the Exhibition, less costs of goods sold, sales tax (if any) and credit card fees; (c) Sponsorship Revenue, which shall include all revenues derived from the granting of sponsorship, endorsement or promotion rights to third parties for the Exhibition; and (d) Ancillary Revenues, which shall include all other revenues related directly or indirectly to the Exhibition, including, but not limited to, revenues derived from pre-recorded Exhibition tours, parking, and coat checking services.

         6. TEJI shall maintain all books of accounts and all documents necessary to audit, review and verify Revenue, and will agree to allow authorized representatives of RMST to have reasonable access to such books and records during normal business hours from time-to-time as RMST may reasonably request, and to make such copies thereof as such representatives shall reasonably require. TEJI shall furnish to RMST weekly accountings, expressed in English, regarding Ticket Revenue, Sponsorship Revenues, Merchandise Revenue and Ancillary Revenues no later than fifteen (15) days after the close of the week covered by such accounting, and shall be accompanied by proof of transfer to RMST's segregated account of RMST's share of Profits, if any. In the event that an audit reflects a five (5%) percent or greater discrepancy from the accounting furnished by TEJI to RMST, then TEJI shall be responsible for payment of the costs of such audit.
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         7.       TEJI agrees to pay all Project Expenses and to:

                  7.1 Make all arrangements, and obtain all rights, permits and licenses as may be required, for presentation of the Exhibition in each venue, and in connection therewith, TEJI represents and warrants that all improvements of each venue will be completed sufficiently in advance of the opening of the Exhibition so as to permit the Exhibition to commence on the scheduled opening date;

                  7.2 Commission, provide and supervise all design and construction work relating to the Exhibition, including, but not limited to:

                           7.2.1 All display cases, including alarm systems, environmental control systems, and any integrated lighting systems.

                           7.2.2 All theatrical displays or devices that may be utilized to enhance the Exhibition.

                           7.2.3 All didactic panels and Artifact labels.

                           7.2.4 All lighting systems and equipment for illumination of the galleries and ancillary exhibition areas.

                           7.2.5 All necessary galleries and ancillary areas, including furniture and equipment for an Artifact retention area, box office, security, coat check, cash control, orientation theater, queuing area, concessions, and all other areas or improvements that may be required to properly display the Artifacts and present them in a manner that will allow the public to safely view them.

                  7.3 Develop and implement a comprehensive marketing, advertising, promotion and public relations plan for the Exhibition in consultation with RMST.

                  7.4 Develop and implement a comprehensive admissions and sales program, including ticket sales recorded by a computerized system, toll-free telephone sales, media and sales blitzes, box office, group sales, and other means to maximize attendance at the Exhibition.

                  7.5 Be responsible for the care and storage of the Artifacts, including conservation inspections so as to protect the Artifacts from the elements, extreme lighting, temperature, humidity, unauthorized photography, filming or videotaping, or handling by unauthorized personnel in a manner that could damage the Artifacts.

                  7.6 Provide full insurance coverage for the Artifacts as indicated on Schedule A, but not to exceed Ten Million ($10,000,000) Dollars in assessed valuation, from the time the Artifacts are shipped by RMST to TEJI until they are returned to RMST.

                  7.7 Be responsible for the installation and de-installation of the Artifacts in the Exhibition at each venue.
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                  7.8 Be responsible for all staffing and the daily operations of the Exhibition.

                  7.9 Be responsible for the safety and security of the Artifacts from the time the Artifacts are delivered by RMST to TEJI and until returned to RMST.

                  7.10 Be responsible for all Artifact prepacking, packing, handling, security, insurance, export and import customs charges and duties, and the international transportation thereof from Semur en Auxois to TEJI and for their subsequent return to RMST in Tokyo, Japan within thirty (30) days of the end of the Exhibition Term.

                  7.11 Provide secure, pest-free storage for shipping crates.

                  7.12 Produce an Exhibition catalogue, which shall be sold at the Exhibition's Merchandise Shop to be established at each Exhibition venue, it being understood that the Exhibition Catalogue will be a customized version of the book "Titanic - Legacy of the World's Greatest Ocean Liner" by Susan Wels, with TEJI to provide approximately sixteen pages of material to be combined with the existing book contents so as to customize the Book as an Exhibition catalogue.

                  7.13 Produce a pre-recorded audio guide for the Exhibition.

                  7.14 Produce an audio-visual presentation for use solely in an orientation theater in the Exhibition.

                  7.15 Grant RMST a right of first refusal for RMST to select and obtain legal title to, at no cost, of fifty (50%) of all display cases, theatrical pieces, didactic panels, models, lighting instruments, and other display items that may be developed for the Exhibition, with such right of first refusal to be exercised no later than the close of the Exhibition and with TEJI to furnish RMST with an itemized list of the foregoing items, including the cost thereof, within thirty (30) days of the opening of the Exhibition.

                  7.16 Produce color transparencies (the "Transparencies") of each Artifact for use in connection with the marketing and promotion of the Exhibition. TEJI shall provide one (1) original set of transparencies upon the production thereof. RMST shall have the solely own the copyright to the Transparencies.

                  7.17 All expenses incurred by TEJI in connection with the foregoing shall be deemed to be a "Project Expense."

         8. The Exhibition will to be presented by TEJI in association with RMST, and will be advertised and promoted in such manner as will reasonably give recognition to RMST's association with the Exhibition.

         9. Both parties acknowledge that TEJI will have the responsibility for the design and construction of the Exhibition. In connection with these matters, TEJI acknowledges that RMST has sought, and intends to continue to seek, to preserve and promote the memory of the Titanic with dignity and respect, and with due regard to Titanic's historical and maritime significance.
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TEJI accordingly agrees that the Exhibition will be designed and constructed in a manner that is consistent with RMST's desire to preserve and promote the memory of the Titanic, as described above, and in a manner that will not otherwise adversely reflect upon RMST. In furtherance of the foregoing, TEJI will agree:

                           9.1 (a) The design and content of the Exhibition; (b) the content of all marketing, advertising and public relations materials; and (c) the content of the customized portions of the Exhibition catalogue and a pre-recorded audio tour of the Exhibition to be produced by TEJI, as provided elsewhere herein, shall all be subject to review and written approval in advance by RMST, which approval shall not be unreasonably withheld.

                           9.2 Upon reasonable request from RMST, TEJI will arrange for its key design and other specialist personnel to be available for meetings or discussions with representatives of RMST to review the progress of preparation of the Exhibition.

                           9.3 Upon reasonable request of RMST, TEJI will provide reasonable access for RMST representatives to observe the construction of the Exhibition.

         10. TEJI shall seek corporate sponsors for the Exhibition that are not in conflict with the image of promoting science and education, and RMST shall provide its assistance and support for such efforts. RMST shall have the right to approve all sponsors for the Exhibition, which approval shall not be unreasonably withheld. No sponsor shall be granted any rights, other than sponsorship rights with respect to the Exhibition, without the prior written consent of RMST. Nothing in this Agreement shall be construed as authorizing the right to grant sponsorship arrangements for any activity or undertaking of RMST other than the Exhibition. Any and all payments received from sponsors of the Exhibition shall be considered Sponsorship Revenue for purposes of this Agreement.

         11. RMST shall be fully consulted about and shall participate in the scheduling and details of all marketing, advertising and publicity activities relating to the Exhibition. RMST shall cooperate and not unreasonably withhold its consent to, or unreasonably refuse to participate in, promotional activities. All expenses incurred by RMST in travelling to and from Japan in connection with promotional appearances shall be a Project Expense. The parties agree that a representative of RMST shall be present at the opening of each Exhibition venue for promotional purposes.

         12. TEJI will agree to arrange for adequate space within the Exhibition for a merchandise shop (the "Merchandise Shop"). The items of merchandise to be sold at the Merchandise Shop relating to or depicting the Titanic shall be subject to RMST's consent, which consent shall not be unreasonably withheld, based upon RMST's desires to preserve and promote the memory of the Titanic with dignity and respect, and with due regard to Titanic's historical and maritime significance.



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         13. No merchandise derived from, related to or depicting the Artifacts or underwater photography owned by RMST shall be offered for sale or sold without the express written consent of RMST, and shall be subject to any licenses or rights that RMST may grant to third parties. No merchandise related to the Titanic shall be offered for sale or sold directly or indirectly by TEJI through any outlet other than the Merchandise Shop during the Exhibition Term, including, but not limited to, other retail outlets, direct marketing programs conducted by mail, telemarketing, any public or proprietary on-line computerized interactive information retrieval network or system (the "Internet"), or otherwise, without the express written consent of RMST.

         14. Any Internet site used by TEJI to promote or advertise the Exhibition shall include a reference, on the initial screen thereof, that the Exhibition is presented in association with RMST, and shall contain a hypertext link to RMST's internet site at the first reference to RMST. Any Internet site used by RMST shall include a reference, on its "Events" page, that the Exhibition is being presented, and shall contain a hypertext link to the Internet site used by TEJI to promote or advertise the Exhibition.

         15. TEJI will refuse admission to the Exhibition to anyone carrying, or who has within their control, sight or sound devices which enable them to film or record the Exhibition, and will eject any person who refuses to relinquish such sight and sound equipment prior to entering the Exhibition.

         16. All ticket prices for the Exhibition shall be mutually agreed upon by the parties.

         17. Subject to licenses or rights that have been granted or may be granted by RMST, and further subject to RMST's consent, which consent shall not be unreasonably withheld, RMST shall give TEJI access to photographs and video footage relating to the recovery of Artifacts (the "Supporting Material") for use in the Exhibition. Except for the sole purposes of producing an orientation theatre presentation to be made pursuant to paragraph 7.14 hereof producing a promotional reel of no greater than two (2) minutes to promote the Exhibition (the "Promotional Work"), no television, video, film, music, photography or other audio visual rights, including but not limited to, telecommunication mediums such as the Internet, are granted by RMST to TEJI. The parties further agree that the subject of the Promotional Work shall be limited to the Exhibition, and that subject to RMST's prior written consent, a reasonable portion of RMST's Supporting Material shall be made available for utilization in the Promotional Work. All rights and title to photographs of the Artifacts and RMST's Supporting Material shall be owned exclusively by RMST, and no rights or interests therein are hereby conferred upon the TEJI except as expressly set forth in this Agreement. The rights of TEJI to release or distribute the Promotional Work to any third party shall be subject to RMST's written consent, which consent shall not be unreasonably withheld.

         18. To the extent that TEJI obtains the names and/or addresses of the purchasers of tickets or merchandise at the Exhibition, a list of such names and addresses on a computerized format to be agreed upon shall be furnished to RMST. Both parties shall have the right to use the list of such purchasers as they may respectively determine thereafter, independent of, and without claims or rights, of the other party hereto.
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         19. The parties agree:

         19.1 TEJI will indemnify, defend and hold harmless RMST, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that RMST may incur or be liable for as a result of any claim, suit or proceeding made or brought against TEJI based upon, arising out of, or in connection with TEJI's breach of any of its duties or obligations hereunder, or arising from any claims that RMS Foundation/Queen Mary, a California not-for-profit corporation, or any of its officers, directors or agents may have, directly or indirectly against RMST with regard to the presentation and/or production of an exhibition of the Artifacts in Japan.

         19.2 RMST will indemnify, defend and hold harmless TEJI, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that the TEJI may incur or be liable for as a result of any claim, suit or proceeding made or brought against the TEJI based upon, arising out of, or in connection with RMST's breach of any of its duties or obligations hereunder.

         19.3 Each party will to give the other party prompt notice of any claim or suit coming within the purview of these indemnities. Upon the written request of any indemnitee, the indemnitor shall assume the defense of any claim, demand or action against such indemnitee, and shall upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor's prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

         20. This agreement and, unless otherwise agreed to in writing, any definitive agreement executed hereafter in accordance with paragraph 23 hereof, will be made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, USA, without recourse to its conflict of laws principles. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, TEJI and RMST hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. TEJI and RMST hereby irrevocably waive, in connection with any such action or proceeding, (i) trial by jury, (ii) any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. If either party brings an action against the other to enforce any condition or covenant of the Exhibition Agreement or for breach of its obligations under the Exhibition Agreement, the prevailing party shall be entitled to recover from the other party its court costs and reasonable attorney's fees incurred in such action.

         21. Each of the parties will agree that no press announcement or press release in connection with the Exhibition Agreement shall be made unless the other party hereto shall have
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given its written consent to such announcement (including the form thereof), which consent shall not be unreasonably withheld.

         22. TEJI expressly acknowledges it does not claim and represents and warrants that it shall not claim to have any rights, title or interest in the ownership of the Artifacts or any rights to possess the Artifacts during the Exhibition Term in accordance with the provisions of this Agreement. TEJI agrees to execute any documents as RMST shall request to reflect and protect RMST's ownership interests in the Artifacts.

         23. This Agreement is preliminary to and shall be subject to the execution of one or more definitive agreements, incorporating the terms and provisions hereof and other and customary provisions consistent herewith, which shall include, as may be reasonably requested by RMST, a structure for this transaction that will minimize or eliminate the tax liabilities payable by RMST in Japan or jurisdictions other than the United States with respect to the activities, operations and division of revenues contemplated by this preliminary agreement, and will further ensure that the Artifacts or other assets of RMST will not be subject in Japan to claims of third parties. Without limiting the generality of the foregoing, TEJI expressly acknowledges and agrees that this structure may include the formation of a new corporation in Japan which will be owned jointly, on a 50-50 basis, by RMST and TEJI, and TEJI agrees to make its pro-rata share of any minimum capital contribution that is required under Japanese law for the formation of such corporation.and will further ensure that the Artifacts or other assets of RMST will not be subject in Japan to claims of third parties.

         24. All notices required to be given under the terms of this Agreement shall be in writing (including telegraphic, telex, and facsimile transmissions, provided that a copy thereof is also sent by certified or registered air mail on the same day as such telegraphic, telex or facsimile transmission) and shall be deemed to have been duly given if delivered to the addressee in person (and receipted on a copy of such notice), or transmitted, or mailed by certified or registered air mail, return receipt requested, as follows:

                  If to RMST, addressed to:

                  RMS Titanic, Inc.
                  17 Battery Place
                  Suite 203
                  New York, New York
                  Attention:  George Tulloch, President
                  Fax No.: (212) 482-1912

                  If to TEJI:

                  Titanic Exhibition Japan Inc.
                  5-31-7 Kubo Building
                  Shinbashi, Minato-Ku
                  Tokyo, Japan 105
                  Fax No.: (03) 3432-0916
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All such notices shall be effective upon the delivery thereof to the addressee in person or via telegraph, telex or facsimile, or if mailed, five (5) business days after the deposit thereof in the mails. Any party may change their respective addresses and fax numbers by giving notice as herein provided.

         25. The parties hereto agree to execute any additional documents, and take such further action required to effectuate the intent and purposes of this Agreement.

         26. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by all parties hereto.

         If the foregoing is acceptable, please signify your agreement thereto by countersigning this letter in the space provided below. Many thanks.

                                                     Very truly yours,



                                                     Allan H. Carlin

AGREED TO AND ACCEPTED BY:

TITANIC EXHIBITION JAPAN INC.



By:
         Matt Taylor, President

AHC:cs